Exhibit 99.1

                Mace Remains Listed on the Nasdaq Global Market

     MOUNT LAUREL, N.J.--(BUSINESS WIRE)--July 12, 2007--Mace Security International, Inc. ("Mace") (Nasdaq:MACE) today announced that it received a decision from the Nasdaq Listing Qualifications Panel stating that Mace has complied with all Nasdaq Marketplace Rules, and Mace's common stock will remain listed on the Nasdaq Global Market.

     In its decision to the Company, the Nasdaq Listing Qualifications Panel stated, "The Panel notes that the Company has completed its investigation, undertaken remedial measures, and become current in its filings. The Panel also notes that the Company handled this matter appropriately - once management suspected irregularities, it took decisive action to investigate. Once it was apparent that fraud was involved, the Company terminated the division controller, hired forensic accountants, and implemented remedial measures, including tightening controls on the cash available to subsidiaries and adding an internal audit function. The Panel was impressed with the CFO's presentation and commitment to remedial measures."

     As previously announced in several Mace press releases and 8-K filings, the Company had received notification from the Nasdaq Stock Market that it was subject to being delisted for failing to timely file the Company's Form 10-K for the year ended December 31, 2006 ("2006 10-K") and Form 10-Q for the quarter ended March 31, 2007 ("March 10-Q"). Mace filed the 2006 10-K and March 10-Q on July 2, 2007 and July 9, 2007, respectively. On July 12, 2007, Mace received notification from the Panel that Mace complied with the Panel's ruling and that its common stock would remain listed.

     Also stated in the Nasdaq decision, The late filings were due to an "ongoing investigation into embezzlement and falsification of accounting records perpetrated by one of the Company's division controllers, David Saunders, and analysis of the related accounting entry adjustments. Initial indications of a problem occurred in late February 2007, when Company management, under the direction of the Audit Committee, attempted to resolve unreconciled accounts and accounting errors identified in Saunders' division. On April 25, 2007, the management ultimately determined that Saunders embezzled approximately $300,000, falsified accounting records to cover his actions and may have stolen division inventory. The Audit Committee hired forensic accountants to assist with the investigation and provide a findings report to the Audit Committee. The Company presented the report to the Panel at the hearing."

     "The Company has terminated Saunders' employment, made a criminal complaint against him with the Fort Lauderdale Police Department and filed a civil complaint. The Company's CFO informed the Panel of the remedial measures that he had undertaken to address the failure of its internal controls, including limiting the amount of petty cash available to its subsidiaries, 'sweeping' subsidiary cash accounts more regularly, and limiting check-writing authority at the subsidiary level to $2,500. In addition, the Company plans to implement an internal audit function."

     "In response to the Panel's question of how this fraud could have occurred without management's awareness, Company representatives described the employee's scheme of adding relatively small amounts to bills, such as $1000 to the phone bill, $1000 to the freight bill, etc., so the amounts would escape the notice of management. The controller's reconciliations appeared to be appropriate, and the only way to uncover the scheme was to re-create the original records for the year, then compare the cash account, and every other account, which is what the Company and its forensic accountants ultimately did."

     Mace is pleased with the Nasdaq Listing Qualifications Panel's decision. A copy of the Nasdaq decision is available on the Company's web site, www.mace.com.

     Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car wash facilities. Information about Mace and becoming a Mace Professional Authorized Dealer is available at www.mace.com. The Company's consumer e-commerce web site is www.macecatalog.com.

     Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.


     CONTACT: Mace Security International, Inc.
              Eduardo Nieves, Jr.
              Vice President, Marketing & Investor Relations
              954-449-1300
              www.mace.com